EXHIBIT 99.2

                        CONFERENCE CALL

                              FOR

                     THE ACQUISITION OF THE

                       YORKTOWN REFINERY

Mark

Good morning and thank you for listening in today.

You should have received a fax this morning announcing the signing of an agreement to acquire the Yorktown, Virginia refinery from BP. If you did not, please contact Melissa Lyon, my executive assistant at
(480) 585-8720 or e-mail her at mlyon@giant.com and she will fax or e-mail one to you.

Joining me today on the call are:

Jim Acridge - our Chairman and Chief Executive Officer

Fred Holliger - Executive Vice President and Chief Operating Officer

Gary Dalke - Vice President and Accounting Officer

Carl Shook - Executive Vice President - Refining Group

And

Leroy Crow - Executive Vice President - Refining Group

However, before we begin my General Counsel asks that I make the following disclosure. This conference call may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, the ability to satisfy contingencies and regulatory approval requirements; the availability and costs of crude oil, other refinery feed stocks and refined products; changes in the cost or availability of third-party vessels, pipelines and other means of transporting feed stocks and products, expectations about the industries in which Giant operates, management beliefs, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

Before I turn the call over to Jim, I would like to first review the financial details of the release. We announced this morning that we have reached an agreement with BP to acquire their Yorktown, Virginia refinery for $127.5 million plus the value of inventory at closing, currently estimated to be $42 million. In addition, the agreement includes contingency payments (or what is commonly referred to as an "earn-out") of up to $25 million, which will be paid if certain refining margin levels are exceeded. The contingency period begins in 2003 and has a term of three years. We will initially finance the transaction primarily with debt, but will also utilize cash on hand.

I will now turn the call over to Jim to discuss the acquisition in greater detail. Following Jim's comments, we'll open the floor to your questions.

Jim

Thank you, Mark.

I thank everyone listening on the call today. We appreciate your interest and participation today. Before discussing Yorktown specifically today, I want to mention two of our management team here today, these being Carl Shook and John Stokes. These two individuals came to Giant 20 years ago with our acquisition of the Ciniza refinery. Carl was with Shell for 17 years - 2 of those years were in the Hague. John was Assistant Refining Manager and has since been the Refinery Manager at our Bloomfield refinery and presently serves a dual role as Refinery Manager for Bloomfield and Ciniza.

Giant has had as a strategic objective to diversify our refining operations into new regions. As you know, Giant's operations have been focused in the Four Corners area of the Southwest. This area has been an attractive refining market for a number of years. We believe it has provided more stable cash flow and earnings than have generally been experienced by refineries located in other regions of the United States. The tradeoff, however, has been limited opportunities for capacity growth and limited upside during periods of high industry-wide refining margins. What we and others are searching for as you know, is a well-balanced portfolio that includes both assets that provide more stable returns as well as those that provide potentially higher but also more volatile returns. This acquisition provides Giant with the opportunity to more effectively balance the risk/return profile of our assets.

The Yorktown refinery is a technologically sophisticated refinery capable of producing a wide variety of high value products. This refinery has one of the highest ratios of upgrading capacity of any East Coast refinery. The refinery has a Solomon complexity rating of
11. This refinery can produce both conventional and RFG gasoline, as well as high and low sulfur diesel, resulting in a significant amount of flexibility to take advantage of attractive product opportunities in the New York Harbor and elsewhere on the East Coast.

Having processed 21 different types of crude oil slates last year Yorktown has the ability to process a varied range of raw materials that may allow us to take advantage of raw material availability options and to be opportunistic when distressed cargos are available.

As the only refinery located in the state of Virginia, we believe that a portion of the market served by the refinery does have benefits similar to those we have enjoyed over the years in our existing refining operations.

We also like the future expansion potential of this refinery. Our preliminary research leads us to believe that relative low cost/high economic return opportunities exist to expand the refinery's capacity.

One of Giant's strengths is managing its raw materials and finished product logistics and distribution. The location of this refinery allows it to serve a number of different East Coast markets enabling Giant to take advantage of these strengths. We believe that many of these markets were not aggressively pursued by the refinery's prior owner because, as a major oil company, the prior owner had other objectives relating to its worldwide operations which did not necessarily include maximizing the potential of this relatively small refinery.

Finally, quite simply, the Yorktown refinery has demonstrated the ability to make money. If you've had an opportunity to review the fact sheet that was part of the press release, you probably noticed that the facility had EBITDA of approximately $72 million in 2000 and $53 million for the first nine months of 2001. Based upon the mid cycle margin forecast developed by our industry consultant, you will notice that we projected earnings that appear to be somewhat conservative in relation to the most recent actual results. Looking at the 5-year average forecast EBITDA of $47.6 million and a price of
127.5 million, we are paying approximately 2.7 times EBITDA. Looking at the last full year EBITDA of $72.0 million we are paying approximately 1.8 times EBITDA. If you prefer to evaluate the cost per barrel of processing capacity that is approximately $2,100 per barrel.

As was mentioned in the press release, we are financing this transaction with bank debt as well as cash on hand. As a result, our leverage will be increasing to a level that exceeds our comfort level and ongoing goals; however, we believe the cash flows we can enjoy when added to our existing operations will allow for debt reduction in a timely manner. We are in the process of reevaluating the capital and operating budgets for 2002 of our current operations and are placing a greater emphasis on divesting of retail assets that are not delivering acceptable returns.

The purchase of Yorktown is a very positive and potentially "Company changing event." Our existing employees are looking forward to the growth and opportunities that this acquisition will bring, and we hope that the people that will become a part of Giant because of this acquisition are excited as well.

As we have become more knowledgeable of the Yorktown refinery, the markets it serves, and the markets it can access, the flexibility these offer, the new industry doors and the growth rate of the surrounding area, et cetera, we have become more excited and positive about this acquisition. We still have a great deal to learn about all the many nuances and subtleties involved here, some of those being the political climate, the unique products demand and unique needs of our customers, but we will learn them quickly. We have been in the refining business for 30 years; we currently have some very talented personnel and we believe we are acquiring assets that include a good number of capable and talented people as well.

We are definitely expanding our horizons, but we believe it is a step we are ready and prepared to take.

I'll now open the call up for any questions you may have.